February 19, 2015

President’s Report

FHLBNY Declares a 4.60% Dividend for the Fourth Quarter of 2014

I am pleased to announce that, on February 19, 2015, your Board of Directors approved a dividend for the fourth quarter of 2014 of 4.60% (annualized). The dollar amount of the dividend will be approximately $64.5 million. The cash dividend will be distributed on February 20, 2015.

The Federal Home Loan Bank of New York is a reliable partner for you. We prove this reliability in the diverse credit products we offer to help you meet the ever-changing needs of your customers, by providing you with daily access to funding, and in paying a consistent and reasonable quarterly dividend.

The dividend reflects the FHLBNY’s low-risk profile and conservative business strategy, and is also reflective of the continuation of a low interest rate environment. After payment of the fourth quarter 2014 dividend, the FHLBNY’s level of unrestricted retained earnings will be approximately $798.2 million as of December 31, 2014. The FHLBNY’s level of restricted retained earnings as of the same date was $220.1 million. We will continue to maintain total retained earnings at levels calibrated to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders.

We will publish our 2014 audited financial results in our Form 10-K filing with the U.S. Securities and Exchange Commission, which is expected to be filed by March 23, 2015.

Sincerely,

José R. González
President and CEO

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.